                                                                    Exhibit 10.3

                                LICENSE AGREEMENT

               This License Agreement (this "Agreement") effective as of this 11th day of December, 1998, between Wake Forest University, an educational institution organized under the laws of the state of North Carolina, having its principal offices at Winston-Salem, North Carolina 27109 ("Wake Forest"), and Pilot Biotechnologies, Inc., a North Carolina corporation with its principal offices at Winston-Salem, North Carolina (the "Company").

The parties hereto agree as follows:

1.             Definitions

               For all purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

                  1.1 "Affiliate" of a specified Person means a Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of a Person, the right to receive 50% or more of the profits or earnings of a Person, or the right to control policy decisions of a Person, will be deemed to constitute control.

                  1.2 "Chilton" means Dr. Floyd H. Chilton.

                  1.3 "Co-Owned Patent Applications" means the United
                      States patent applications identified in Part II of Schedule A hereto jointly owned as of the Effective Date by Wake Forest and SKB and all Patent Rights related thereto.

                  1.4 "Effective Date" means the date of this Agreement first written above.

                  1.5 "Field" means the use of arachidonic acid, any arachidonic acid metabolites and any phospholipids (excluding phospholipases) containing arachidonate to regulate, control, influence or otherwise affect inflammatory or proliferative responses in humans and animals.

                  1.6 "FDA" means the United States Food and Drug Administration or any successor to such agency performing similar functions.

                  1.7 "IND" means an Investigational New Drug Application or such other application as shall be required to be filed with the FDA in order to obtain approval to commence clinical studies in humans with respect to a Licensed Product.

                                                                    Exhibit 10.3

                  1.8 "Invention" means any invention, discovery, proprietary development, data and information, in any medium or manifestation, including any method, process, composition of matter, apparatus, device, system, product, article of manufacture or appliance.

                  1.9 "Inventive Contribution" means creative effort by an individual that in type and scope qualifies such individual for inventorship status under United States patent law.

                  1.10 "License" means the worldwide, royalty-bearing license granted to the Company by Wake Forest under Section 2.1 hereof.

                  1.11 "Licensed Processes" means any method, procedure or process covered in whole or in part by a pending claim of a patent application within the Patent Rights or an unexpired claim in a patent within the Patent Rights.

                  1.12 "Licensed Products" means any apparatus, device, composition of matter, system, product, article or appliance, and any component or part of the foregoing, covered in whole or in part by a pending claim of a patent application within the Patent Rights or an unexpired claim in a patent within the Patent Rights or any apparatus, device, composition of matter, system, product, article or appliance, and any component or part of the foregoing, that is used, incorporated or practiced in whole or in part in a Licensed Processes.

                  1.13 "Net Sales" means the gross sales amount of all sales or leases of Licensed Products or Licensed Processes by the Company and its Affiliates to any Person less (i) any customary quantity, trade or cash discounts actually given, (ii) allowed returns or allowances given in lieu of allowed returns, (iii) uncollectible amounts written off that were previously included in Net Sales, (iv) freight and insurance, if separately itemized on the invoice and paid by the customer and (v) any value-added, sales, use or excise taxes, duties or similar governmental assessments actually included in the invoice amount, provided, however, that no deductions will be taken for any other costs incurred in the manufacture, offering for sale, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of the Licensed Products or Licensed Processes, for any costs of collections, or for any other costs, expenditures, fees or expenses. Licensed Products or Licensed Processes will be considered "sold" when delivered, billed out or invoiced, whichever occurs first. For all Licensed Products or Licensed Processes used by the Company as premiums to promote, market, sell or lease products or processes other than Licensed Products or Licensed Processes, such premiums will be deemed to have been sold at the Company's customary sales price.

                  1.14 "Patent Application" means the United States patent application identified in Part III of Schedule A hereto exclusively owned as of the Effective Date by Wake Forest and all Patent Rights related thereto.

                  1.15 "Patent Rights" means any patents issuing from the Patent Application or the Co-Owned Patent Applications, or any patent issuing from any patent applications filed after the Effective Date with respect to the Subject Inventions, any related United States or foreign applications or patents based upon any of such patents or patent applications, as well as any continuations (but not continuations-in-part or divisionals that relate to new Inventions), any reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents, and all rights to bring an action against any Person to recover damages or lost profits resulting from the infringement of such Patent Rights.

                  1.16 "Person" means any individual, corporation, partnership, company, joint venture, domestic or foreign government or any agency, department, branch or subdivision thereof, and any other organization, association or entity.

                  1.17 "PLA" means a Product License Application or such other application as shall be required to be filed with the FDA to obtain Product Approval for any Licensed Product.

                  1.18 "PLA Submission" means the submission to the FDA by the Company or its sublicensee of a PLA that has been prepared in good faith by the Company or its sublicensee to comply with FDA requirements necessary to obtain Product Approval.

                  1.19 "Product Approval" means final FDA approval to market commercially in the United States a specified Licensed Product for use in humans.

                  1.20 "Research Agreement" means the Research Agreement of even date herewith between Wake Forest and the Company attached hereto as Exhibit A.

                  1.21 "SKB" means SmithKline Beecham Holdings Corporation, a Pennsylvania corporation, and any subsidiary or other Affiliate thereof.

                  1.22 "Subject Inventions" means the Inventions of Chilton identified in Part I of Schedule A hereto owned as of the Effective Date by Wake Forest and all Patent Rights related thereto.

2.                Grant of License

                  2.1 Subject to the terms of this Agreement, Wake Forest hereby grants to the Company for the term of the License set forth below, an exclusive, worldwide right and license to make, have made, use, improve, lease, market, sell and sublicense the Licensed Products and to practice, use, improve, lease, market, sell, and sublicense the Licensed Processes, subject, however, to and limited by the rights of other Persons described in Section 2.3 and to a reservation of rights by Wake Forest to make, have made and use the Licensed Products and to practice and use the Licensed Processes for noncommercial educational, research and academic purposes.

                  2.2 Wake Forest hereby agrees that it will not grant to any Person any other license to make, have made, use, improve, lease, market or sell the Licensed Products or to practice, use, improve, lease, market or sell the Licensed Processes for the term of the License set forth below.


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                  2.3 Notwithstanding anything to the contrary in this
Agreement, the Company acknowledges that (a) the United States government retains certain rights in certain of the Patent Rights that were funded in whole or in part under contracts, grants or similar agreements with United States governmental agencies; and (ii) Wake Forest is a co-owner of the Co-Owned Patent Applications with SKB and is not granting under this Agreement any license or right covering or affecting SKB's rights in the Co-Owned Patent Applications. The License granted under Section 2.1 is expressly subject to such rights and interests.

                  2.4 From and after the Effective Date and during the term of this Agreement, the rights and obligations of Wake Forest and the Company with respect to new Inventions made by either party within and outside the Field shall be as follows:

                      (a) All Inventions both in and outside the Field made after the Effective Date by or on behalf of the Company or acquired or licensed by the Company from any Person as a result of research or activity (i) that are outside sponsored research programs and protocols undertaken pursuant to the Research Agreement or anticipated by protocols related to research undertaken pursuant to the Research Agreement, and (ii) for which neither Chilton nor any other employee of Wake Forest while employed by Wake Forest provided any independent Inventive Contribution ("Company Owned Inventions"), will be solely owned or licensed by the Company without restriction under this Agreement. The Company will be free to seek patent protection for and to develop, market and commercialize all Company Owned Inventions as it determines in its discretion without any accounting, compensation or other obligation to Wake Forest.

                      (b) All Inventions outside the Field made after the Effective Date by Chilton or other Wake Forest students, employees or other personnel while employed by or while attending Wake Forest without any financial assistance or Inventive Contribution by the Company or its employees under the Research Agreement or otherwise ("Wake Forest Inventions"), will be solely owned by Wake Forest without restriction under this Agreement. Wake Forest will be free to seek patent protection for and to develop, market and commercialize all Wake Forest Inventions as it determines in its discretion without any accounting, compensation or other obligation to the Company.

                      (c) All Inventions in the Field made after the Effective Date for which Chilton while employed by Wake Forest or any student or employee of Wake Forest under the direction and control of Chilton provided any independent Inventive Contribution that are made (i) pursuant to sponsored research programs and protocols undertaken pursuant to the Research Agreement, or (ii) using substantial financial resources, equipment or premises of the Company will be considered "Company Sponsored Field Inventions." All Company Sponsored Field Inventions will be (i) jointly owned by Wake Forest and the Company if one or more employees of the Company (who are not also employed by Wake Forest) provided any independent Inventive Contribution to such Invention; or (ii) otherwise solely owned by Wake Forest. All Company Sponsored Field Inventions will be subject to the rights and obligations of the parties under
Section 2.5(a) hereof.

                      (d) All Inventions in the Field made after the Effective Date by Chilton while employed by Wake Forest or other Wake Forest students, employees or other personnel under the direction and control of Chilton without any substantial financial assistance or Inventive Contribution by the Company or its personnel will be solely owned by Wake Forest ("WFU Field Inventions") and, if made prior to the fourth anniversary of the Effective Date, will be subject to the rights and obligations of the parties under Section 2.5(b) hereof.

                      (e) All Inventions in the Field made after the Effective Date by Chilton while employed by Wake Forest or other Wake Forest students, employees or other personnel under the direction and control of Chilton without any substantial financial assistance from the Company, but with an Inventive Contribution by the Company or its personnel, will be jointly owned by Wake Forest and the Company ("Joint Field Inventions") and, if made prior to the fourth anniversary of the Effective Date, will be subject to the rights and obligations of the parties under Section 2.5(b) hereof.

                      (f) All Inventions outside the Field made after the Effective Date by or on behalf of the Company for which Chilton while employed by Wake Forest or any student or employee of Wake Forest under the direction or control of Chilton provided any independent Inventive Contribution that are (i) made pursuant to sponsored research programs and protocols undertaken pursuant to the Research Agreement or (ii) made using substantial financial resources, equipment or premises of the Company will be considered "Company Sponsored Non-Field Inventions." All Company Sponsored Non-Field Inventions will be (i) jointly owned by Wake Forest and the Company if one or more employees of the Company (who are not also employed by Wake Forest) provided any independent Inventive Contribution to such Inventions; or (ii) otherwise solely owned by Wake Forest. All Company Sponsored Non-Field Inventions will be subject to the rights and obligations of the parties under Section 2.5(b) hereof.

                  2.5 Wake Forest hereby grants to the Company the following rights with respect to Inventions made after the Effective Date:


                      (a) In the case of a Company Sponsored Field Invention, Wake Forest shall promptly provide the Company with notice (subject to customary confidentiality restrictions) of the discovery of such Company Sponsored Field Invention, including a summary of the Company Sponsored Field Invention, any patent disclosures and any supporting technical data or other information it possesses that may be relevant to understanding the value or commercial significance of such Company Sponsored Field Invention. Wake Forest hereby grants the Company a first option to negotiate an exclusive, worldwide, royalty-bearing license covering such Company Sponsored Field Invention and Wake Forest's joint or sole ownership interests therein as determined pursuant to
Section 2.4(c) (the "Option"). The Company may exercise the Option by providing written notice to Wake Forest within thirty (30) days of its receipt of the notice of the Company Sponsored Field Invention. Upon exercise of the Option, the parties shall negotiate in good faith the terms of such license based on the fair market value of such Company Sponsored Field Invention. In general, the terms of the license will (i) be commercially reasonable; (ii) be consistent to the extent practical with

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the terms of this Agreement; (iii) contain research support, royalties, milestone payments and other financial considerations (in any appropriate combination) that take into account the fair market value of the Company Sponsored Field Invention in terms of the prospects for commercialization of the Company Sponsored Field Invention (alone or in combination with other technology), the patentability of the Company Sponsored Invention and the strength of any associated patent rights, the relative Inventive Contributions of the Company (if any) and Wake Forest to the Company Sponsored Field Invention, prevailing license terms in the industry, Wake Forest's ownership interest in the Company and the economic benefits that are reasonably expected to inure to Wake Forest from commercialization of the Company Sponsored Field Invention as a result of such ownership, the economic benefits that are reasonably expected to inure to the Company's other shareholders as a result of the license of the Company Sponsored Field Invention by Wake Forest, and all other relevant factors; and (iv) otherwise be as agreed by the parties. In the event the parties are unable to negotiate a license agreement within six months of the initial notification from Wake Forest regarding the Company Sponsored Field Invention, the Company may elect at any time within thirty (30) days of the expiration of such six month period to submit those financial terms that remain open for determination by a majority decision from a panel of three experts familiar with university-derived technology transfer and licensing transactions, one of whom will be selected by Wake Forest, one of whom will be selected by the Company and one of whom will be selected by the other two experts. The parties will select their experts within thirty (30) days of the date of election by the Company. Each party will pay the fees and expenses of its own expert and one-half the fees and expenses of the third expert. In conjunction with such a determination, the parties shall use reasonable efforts to narrow the issues submitted for determination to the greatest extent possible and each party may make such submissions and provide such testimony to such panel as is reasonably necessary to present its position on the matter to be determined. The panel will be instructed to render its decision within thirty
(30) days, and such decision will be binding on all parties hereto and enforceable in any court having jurisdiction. If in the opinion of the panel one of the parties created the necessity for arbitration by taking an unreasonable final position on the financial terms, then the panel shall direct that all the costs of arbitration be paid by that party. In such event, such costs will be paid within thirty (30) days of the panel's final decision (or as soon as possible thereafter when the costs are determined).

                      (b) In the case of a WFU Field Invention, a Joint Field Invention or a Company Sponsored Non-Field Invention, Wake Forest shall promptly provide the Company with notice of the Invention similar to the notice described in Section 2.5(a) and the Company will have the exclusive right for a period of sixty (60) days following its receipt of such notice to submit to Wake Forest the royalty rate and other financial terms and conditions it is willing to provide to Wake Forest in order to obtain an exclusive, worldwide license covering such Invention and Wake Forest's joint or sole ownership interests therein. Wake Forest will have thirty (30) days from its receipt of such submission to either elect to enter into a license agreement upon the terms and conditions proposed by the Company or other terms mutually acceptable to the Company and Wake Forest or else attempt to obtain a bona fide third party license of such Invention on terms more favorable to Wake Forest than those proposed by the Company. Wake Forest may enter into a bona fide third party license covering such Inventions on more favorable terms within 180 days of its delivery of notice to the Company of rejection of the Company's proposed license terms, free of any rights of the Company. If Wake Forest is unable to obtain a bona fide third party license within such 180 day period, then it will again provide the Company with the right to propose license terms with respect to such Invention under this Section 2.5(b) prior to undertaking any effort to negotiate a third party license covering such Invention with any other Person.

3.             Royalties and Milestone Payments

               3.1 The Company agrees to pay to Wake Forest an earned royalty at incremental rates based on percentages of Net Sales during each calendar year as follows:


                             On Annual Net Sales Of                    Royalty Rate
                             ----------------------                    ------------

                             $0 - $10,000,000                               3%
                             $10,000,001 - $20,000,000                      4%
                             > $20,000,000                                  5%

Notwithstanding the foregoing table, if the Company's Net Sales for any two successive calendar years exceed $25,000,000 in each year, the earned royalty rate for the following and all succeeding years shall be a fixed rate equal to five percent (5%) of Net Sales. No multiple or compounded royalties will be applied on the grounds that a Licensed Product or Licensed Process is covered by more than one Patent Right licensed hereunder.

               3.2 The Company may, at its option, elect to pay earned royalties otherwise payable to Wake Forest in cash under Section 3.1, in whole or in part, by delivering to Wake Forest a warrant that entitles Wake Forest to purchase, for a term of ten (10) years, at an aggregate exercise price of $1.00, a number of shares of the Company's common stock (calculated to the nearest whole share) determined by dividing the dollar amount of the royalty to be paid with warrants by the per share common stock equivalent price most recently received by the Company from the sale in a single transaction or series of related transactions of at least $500,000 of its common stock, or securities convertible into or exchangeable for common stock, to one or more institutional, venture capital or other accredited investors. The Company's rights under this Section 3.2 may be exercised by delivery of written notice to Wake Forest prior to the due date for payment of the corresponding earned royalty, together with a duly executed warrant registered in the name of Wake Forest and covering the requisite number of shares of common stock; provided, that the Company's rights under this
Section 3.2 shall terminate and be of no further force or effect with respect to any royalties earned on Net Sales attributable to periods after the earlier of
(i) the last day of the calendar year next following the first year in which the Company first reports Net Sales; or (ii) the last day of the calendar year in which the Company first reports revenues from sales of products or processes other than Licensed Products or Licensed Processes of $5,000,000 or more.

               3.3 In the event earned royalties paid to Wake Forest under
Section 3.1 of this Agreement or delivered to Wake Forest in warrants under
Section 3.2 of this Agreement do not aggregate a minimum of $30,000 for the calendar year ending on December 31, 2001, or do not aggregate the same amount for any succeeding calendar year during the period of the License, the Company will pay to Wake Forest (in cash or in warrants if permitted under this Section and Section 3.2) within sixty (60) days following the end of each such calendar year the deficiency between the earned royalties paid or delivered to Wake Forest during each such calendar year and the minimum royalty amount of $30,000 to ensure that Wake Forest receives the minimum royalty of $30,000 in cash or warrants for each such calendar year. Notwithstanding the foregoing, the Company may not pay minimum royalties under this Section 3.3 by delivery of warrants under Section 3.2 in 2004 or any calendar year thereafter absent the written approval of Wake Forest.

               3.4 If the Company is required to pay royalties or similar fees or payments to any Person (other than to (i) SKB; (ii) any Affiliate of the Company; or (iii) to Johns Hopkins University in respect of Inventions previously made by Chilton while employed there) in connection with the manufacture, use or sale of the Licensed Products or Licensed Processes as a result of (i) any legal requirement imposed on the Company by a governmental Person, (ii) any settlement agreement between the Company and the Person that was submitted and approved by Wake Forest, such approval not to be unreasonably withheld, or (iii) a final, nonappealable judgement in an infringement action, then the earned royalty rate set forth in Section 3.1 of this Agreement shall be reduced by the amount of royalties paid by the Company to such Person (but not below fifty percent (50%) of the rate that would otherwise be applicable absent the prior written consent of Wake Forest).

               3.5 In further consideration for the License granted hereunder, the Company shall pay Wake Forest the following amounts within thirty (30) days of the completion of the applicable events described below:

                           (a) $10,000 upon the date of acceptance and approval
                  (without notice not to proceed with clinical testing) by the FDA of an IND by the Company or its sublicensee with respect to the first Licensed Product;

                           (b) $25,000 upon the date of completion of the first
                  FDA-approved Phase II (or combined Phase I and II) clinical trials by the Company or its sublicensee with respect to the first Licensed Product;

                           (c) $50,000 upon the date of completion of the first
                  FDA-approved Phase III (or combined Phase II and III) clinical trials by the Company or its sublicensee with respect to the first Licensed Product;

                           (d) $100,000 upon the date of each PLA Submission
                  with respect to each Licensed Product; and

                           (e) $250,000 upon Product Approval for each Licensed
                  Product.

4.             Sublicenses

               4.1 Wake Forest hereby grants to the Company the exclusive right to grant exclusive or nonexclusive sublicenses to other Persons for the Licensed Products and Licensed Processes to the full extent of the License granted to the Company hereunder.

               4.2 For each sublicense granted by the Company hereunder, the Company will pay to Wake Forest a proportion of royalties received from such sublicensee equal to the lesser of (i) the proportion that will yield Wake Forest a royalty rate on Licensed Products and Licensed Processes sold or leased by such sublicensee equal to the amounts that Wake Forest would have received from the Company under Section 3.1 had the Licensed Products or Licensed Processes been sold or leased by the Company (rather than by the sublicensee); or (ii) twenty-five percent (25%) of all royalties received by the Company from such sublicensee. Insofar as a sublicensee pays the Company milestone payments, up-front license fees, maintenance fees, minimum royalties or other sums (however characterized) or delivers securities or other noncash property or provides other value to the Company in consideration of the sublicense, Wake Forest shall be entitled to share in all such payments, fees and other consideration only to the extent of the lesser of (i) the positive difference, if any, between (A) the sum of (1) the royalties that Wake Forest would have received from the Company under Section 3.1 had the Licensed Products or Licensed Processes been sold or leased by the Company (rather than by the sublicensee) and (2) the milestone payments that Wake Forest would have received from the Company under Section 3.5 had the Licensed Product been submitted to the FDA for approval by the Company (rather than by the sublicensee) and (B) the royalties actually paid to Wake Forest with respect to such sublicense under the first sentence of this Section 4.2 or (ii) twenty-five percent (25%) of all such payments, fees or other sums) or value, including, without limitation, twenty-five percent (25%) of the fair market value (as determined in good faith by the Company's Board of Directors) of any securities or other noncash property or consideration provided by the sublicensee. The Company shall be entitled to retain all payments, fees, property or other sums or value without compensation to Wake Forest to the extent it is not required to share the same with Wake Forest pursuant to the preceding sentence.

               4.3 Unless otherwise agreed by Wake Forest, termination of the License granted to the Company by Wake Forest under this Agreement will terminate all sublicenses that may have been granted by the Company; provided, however, that any sublicensee who desires to continue its sublicense may so advise Wake Forest in writing of such sublicensee's desire to continue the sublicense within thirty (30) days of the sublicensee's receipt of written notice of the termination of the Company's License and, subject to the sublicensee's agreement to assume relative to Wake Forest all the obligations, including obligations for payment, contained in the sublicense agreement with the Company, Wake Forest, in its reasonable discretion, may elect to continue the sublicense.

               4.4 Any sublicense granted by the Company must contain provisions corresponding to those of Section 4.3 of this Agreement relative to termination and the conditions of continuance of any sublicenses.

5.             Commercially Reasonable Efforts and Due Diligence

               5.1 The Company will use commercially reasonable efforts (either alone or through research collaborations with research organizations or alliances with pharmaceutical companies or other Persons) to bring one or more of the Licensed Products or Licensed Processes to market as soon as is reasonably practical, taking into account scientific, clinical and regulatory uncertainties. The Company will be considered to be using commercially reasonable efforts to bring one or more of the Licensed Products or Licensed Processes to market (i) if the Company has ongoing research under the Research Agreement related to the Licensed Products or Licensed Products at annualized budgeted expenditure levels in excess of $50,000; (ii) if the Company has ongoing, either alone or through collaborations or alliances with others, one or more preclinical or clinical trial research programs described in a development plan furnished to Wake Forest under Section 5.2; or (iii) if the Company otherwise can demonstrate that it is actively pursuing development or commercialization of a Licensed Product or Licensed Process. Upon receipt of a Product Approval for the first Licensed Product, the Company will have no further obligations under this Section 5.2 other than an obligation to use commercially reasonable efforts to market and sell the Licensed Product for which Product Approval was obtained and the obligation to use commercially reasonable efforts to pursue commercialization and development of other Licensed Products or Licensed Processes that are commercially viable. Notwithstanding the foregoing, if requested by Wake Forest the Company will relinquish its License with respect to any Invention covered by the Patent Rights that has no strategic or commercial significance to the Company, that is not included in any ongoing or planned research or development activities by the Company and that if licensed to another Person would not be competitive against or otherwise adversely affect the Company's business, financial condition, competitive position or prospects.

               5.2 The Company will prepare and submit to Wake Forest within six months of the Effective Date of this Agreement a development plan of the Company for bringing one or more of the Licensed Products or Licensed Processes to market. The development plan of Company will be revised and updated from time to time (and not less frequently than once per calendar year), will be subject to review and approval of Wake Forest (such approval not to be unreasonably withheld) and, upon acceptance by Wake Forest, will become a part of this Agreement.

               5.3 If Wake Forest believes the Company is failing to use commercially reasonable efforts to bring to market or to market or commercialize one or more of the Licensed Products or Licensed Processes, Wake Forest may send notice to the Company pursuant to Section 15 hereof asserting such belief and the basis therefor. The Company shall have one hundred twenty (120) days from its receipt of such notice either to commence using commercially reasonable efforts to Wake Forest's reasonable satisfaction or, if the Company disputes Wake Forest's claim, to send notice to Wake Forest requesting arbitration of such issue in accordance with Section 16.12 hereof.

6.             Warranty

               6.1 Wake Forest warrants that, to the best of its knowledge and belief, it is the owner of all rights, title and interest in the Patent Rights, free of any liens, licenses, encumbrances, restrictions and other legal or equitable claims, subject, however, to any rights of (i) governmental authorities; and (ii) SKB.

               6.2 ALL PROPERTY, WHETHER TANGIBLE OR INTANGIBLE, WHICH MAY BE DELIVERED HEREUNDER, WILL BE DELIVERED ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTY. OTHER THAN THE OBLIGATIONS OF WAKE FOREST SET FORTH IN THIS AGREEMENT, WAKE FOREST MAKES NO OTHER WARRANTIES WHATSOEVER. WAKE FOREST HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WAKE FOREST ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS OR LICENSED PROCESSES BY COMPANY. WAKE FOREST WILL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

7.             Records, Reports, and Payments

               7.1         Records

                           7.1.1 The Company will keep and maintain and will
require any of its sublicensees to keep and maintain complete, accurate and correct records and books relating to the sale or lease of the Licensed Products and Licensed Processes for five years following the end of the calendar year to which such records and books pertain.

               7.2         Financial Reports

                           7.2.1 Commencing in the calendar quarter when the
Company's first royalty or milestone payment to Wake Forest is due, the Company will render to Wake Forest calendar quarter reports for each calendar quarter during the remaining term of the License under this Agreement. Within thirty days following each such calendar quarter as well as within thirty days following expiration of the sixty day period of permissible sales of inventory following termination of this License under Section 9.5 of this Agreement, the Company will provide to Wake Forest a written report setting forth the following information:

                  (a) accounting for all Licensed Products sold, distributed, or leased;
                  (b) accounting for all the Licensed Processes used, leased or sold;
                  (c)      gross sales of Licensed Products and Licensed
                           Processes;
                  (d) any applicable deductions, allowances, and charges as provided in Section 1.11 of this Agreement;
                  (e)      total Net Sales; and
                  (f) total royalties, milestone payments and other amounts due.

               Subject to Section 3.2 hereof, the Company will remit to Wake Forest with each such report the amount of royalty payments, milestone payments and other amounts shown thereby to be due. If no sales or leases of the Licensed Products or Licensed Processes were made during any calendar quarter, the Company will provide to Wake Forest a statement to that effect.

                  7.2.2 The books and records of account kept by the Company will be made available upon reasonable notice, during normal business hours for examination by one or more auditors of Wake Forest's choosing, who will be permitted to enter upon the premises of the Company and make and retain copies of any and all parts of said books and records of account, including invoices, that are relevant to any report required to be rendered by the Company under this Agreement. Said copies will be provided at no cost to Wake Forest. Any amount found to have been owed but not paid will be paid promptly to Wake Forest with interest at the rate of 15% per year. In the event any such audit shows that the Company has underpaid its obligation hereunder by five percent (5%) or more during any calendar quarter, the Company will reimburse Wake Forest for the out-of-pocket expense for such audit.

                  7.2.3 Except as set forth in Section 3.2, royalty or other payments will be paid in United States dollars to Wake Forest in Winston-Salem, North Carolina, or at such other place as Wake Forest may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes that the Company is required by law to withhold on remittance of the royalty payments will be deducted from the royalty paid. The Company will furnish Wake Forest with original copies of all official receipts for such taxes. If any royalties hereunder are based on Net Sales converted from foreign currency, such conversion will be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarter reporting period to which such royalty payments relate.

8.             Patent Prosecution

               8.1 The filing and prosecution of all United States and foreign patent applications and maintenance of all United States and foreign patents within the Patent Rights will be the primary responsibility of Wake Forest; provided, however, that the Company will be notified prior to any initial patent application filing in a country and the Company generally will be kept informed of, and will have a reasonable opportunity to participate at its sole expense in, all major decisions affecting all filing, prosecution and maintenance activities related to the Patent Rights. Wake Forest will seek patent protection for each invention within the Patent Rights in all countries designated by the Company from time to time so long as the Company assumes full financial responsibility for the associated patent preparation, prosecution and maintenance costs in such countries. Upon the failure or refusal of Wake Forest to undertake such prosecution efforts, the Company may, upon notice to Wake Forest, assume such efforts unless Wake Forest commences such efforts to the reasonable satisfaction of the Company within thirty (30) days of such notice.

               8.2 Upon the receipt by the Company of at least $2,500,000 of aggregate gross cash proceeds from the sale of its equity securities (calculated on a cumulative basis and excluding the sale of $750,000 of Series A Preferred Stock), the Company will reimburse Wake Forest in two equal installments for all reasonable fees and out-of-pocket expenses incurred by Wake Forest prior to the Effective Date (up to a maximum of $40,000) related to the preparation, filing, prosecution and maintenance of the United States and foreign patent applications set forth on Schedule A, one-half of which will be payable in ten (10) business days following such receipt and one-half of which will be payable in 180 days following such receipt. Upon presentation of itemized statements to the Company, the Company will reimburse Wake Forest for all reasonable fees and out-of-pocket expenses incurred by Wake Forest after the Effective Date relating to the preparation, filing, prosecution and maintenance of the United States and foreign patent applications set forth on Schedule A and any United States and foreign patents issuing thereon as well as any additional United States and foreign patent applications and patents within the Patent Rights that are initiated by mutual agreement of the Company and Wake Forest or at the request of the Company.

               8.3 In the event Company determines that filing, prosecution or maintenance of any of the United States or foreign patent applications or patents within the Patent Rights is not justified, it will advise Wake Forest in writing and Wake Forest will then have the option to file, prosecute or maintain any such Patent Rights at its own expense. Wake Forest will then have the option in such event in its sole discretion to delete such United States or foreign patent applications or patents within said Patent Rights from the License to Company for the territory covered thereby such that Company will have no rights under this Agreement for any such deleted United States or foreign patent applications or patents. Wake Forest will obtain all rights in and to such deleted United States or foreign patent applications or patents and Wake Forest will be free to exploit and to assign or license any such deleted United States or foreign patent applications or patents to third parties without effect on the amount of royalties due to Wake Forest under Section 3.1.

               8.4 In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

               8.5 The Company agrees to mark the Licensed Products made, used or sold in the United States with all applicable United States patent numbers. All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment or sale.

9.             Termination

               9.1 Unless sooner canceled or terminated as herein provided, the License will continue for the full term of the last expiring patent or patent application within the Patent Rights.

               9.2 If the Company has an involuntary petition in bankruptcy filed against it, or if the Company files a petition covering itself in bankruptcy, or if the business of the Company is placed in the hands of a receiver, assignee or trustee for the benefit of creditors (whether by the voluntary act of the Company or otherwise), and such proceeding continues in effect unstayed for sixty (60) days, this Agreement will automatically terminate without any notice whatsoever to Company.

               9.3 If the Company at any time defaults in the payment of any royalty or other payment, or in providing any report due under this Agreement or makes any false report, or commits a material breach of any covenant or undertaking set forth herein, Wake Forest will have the right, in addition to all other remedies available, to terminate this Agreement and revoke any and all Licenses herein granted, by giving the Company thirty (30) days prior written notice of such breach or default; provided, however, that if the Company rectifies such default or breach within such 30-day period, then this Agreement will remain in effect and the rights and License herein granted will be in force as if no default or breach had occurred on the part of the Company; and provided, further, that if at the expiration of such 30-day period the Company is working diligently to cure such default or breach, it will be provided an additional period, not to exceed ninety (90) days, to cure such default or breach to the reasonable satisfaction of Wake Forest. In the event of termination under this Section 9.3, the Company will continue to be obligated to pay to Wake Forest all license fees, royalties or other payments payable and reimburse all costs incurred or committed that are reimbursable at the time of termination pursuant to this Section 9.3.

               9.4 The Company will have the right to terminate the License under this Agreement with or without cause at any time on six months' written notice to Wake Forest under Section 15 hereof.

               9.5 Upon termination of the License for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination. Any termination of this License will not relieve Company of any obligations to make payments for any royalties or other payments that may have accrued prior to the date of such termination. After the effective date of any termination of the License under this Agreement, the Company, for and only for a sixty (60) day period following such termination, may sell all Licensed Products in the inventory of the Company at the usual sales price of the Company for such Licensed Products provided that the Company will pay to Wake Forest the royalties thereon as required by Section 3.1 of this Agreement and will submit the reports required by Section 7.2 of this Agreement. Any Licensed Products remaining in inventory of the Company following such sixty (60) day period will be transferred and given to Wake Forest without charge or cost to Wake Forest.

               9.6 Upon termination of this Agreement for any reason the License rights granted herein will immediately revert to Wake Forest.

               9.7 If, at any time during the term this Agreement, the Company directly or indirectly opposes or actively assists any Person to oppose the grant of any letters patent on any patent application within the Patent Rights or directly or indirectly disputes or actively assists any Person to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, Wake Forest will be entitled within sixty (60) days thereafter to revoke all or any portion of the License granted hereunder upon thirty (30) days prior written notice to the Company.

10.            Infringement

               10.1 Each party will promptly inform the other in writing of any alleged infringement by any Person of any of the patents within the Patent Rights, and provide such other party with any available evidence of infringement. Neither party will settle or compromise any claim or action involving infringement of the Patent Rights in a manner that imposes any restrictions or obligations on the other party without the other party's written consent, which consent will not be unreasonably withheld.

               10.2 During the term of this Agreement, the Company may, but shall not be obligated to, prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such prosecution, the Company may join Wake Forest as a party plaintiff in any such suit, without expense to Wake Forest. The total cost of any such infringement action commenced or defended solely by the Company will be borne by the Company, and the Company will keep any recovery or damages for past infringement derived therefrom.

               10.3 If, within six months after having been notified of any alleged infringement, the Company is unsuccessful in persuading the alleged infringer to desist, and the Company has not brought or is not diligently prosecuting an infringement action, or if the Company notifies Wake Forest at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Wake Forest will have the right to prosecute at its own expense any infringement of the Patent Rights, and Wake Forest may, for such purposes, use the name of the Company as party plaintiff, without expense to the Company. Except as set forth in Section 10.1, settlement, consent judgment or other voluntary final disposition of the suit may be entered into by Wake Forest without the consent of the Company. The total cost of any such infringement action commenced or defended solely by Wake Forest will be borne by Wake Forest, and Wake Forest will keep any recovery or damages for past infringement derived therefrom.

               10.4 In the event an infringement action is brought against the Company arising from the use of the Patent Rights, the Company will defend such action and will be solely responsible for all of its attorneys' fees, costs of defense, and liability arising out of that action.

               10.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against the Company, the Company will be responsible, at its sole expense, for the defense of the action and the Company will keep any recovery or damages derived therefrom or from any counterclaims asserted therein unless and until Wake Forest elects to intervene and participate in the defense of the action in accordance with the next sentence. Wake Forest, at its option, will have the right to intervene and participate in the defense of the action at its own expense, whereupon Wake Forest and the Company will share in any recovery or damages derived therefrom or from any counterclaims asserted therein in proportion to the total out-of-pocket costs contributed by each party.

               10.6 In any infringement suit brought or declaratory judgment action defended by either party to protect any of the Patent Rights pursuant to this Agreement, the other party will, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

11.            Indemnification and Insurance

               11.1 The Company and any of its sublicensees will, at all times during the term of this Agreement and thereafter, indemnify, hold harmless, and defend Wake Forest, its trustees, officers, directors, employees, agents and its Affiliates, from and against all claims, losses, damages, and liability of whatsoever kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys' fees, which arise or may arise at any time out of or in connection with any activity of the Company involving the Licensed Products or Licensed Processes or the Patent Rights, including without limitation the manufacture, use, sale, lease, commercialization, licensing or distribution of any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products or Licensed Processes or the Patent Rights.

               11.2 The Company and any of its sublicensees will carry liability insurance at its expense, adequate to assure its obligations to the Wake Forest under Section 11.1 of this Agreement. The Company will include satisfactory evidence of adequate insurance coverage with each quarterly report required by
Section 7.2 of this Agreement.

12.            Assignment

               Except as otherwise specifically provided in this Section 12, neither this Agreement nor any of the licenses or rights herein granted will be assignable or otherwise transferable by the Company without the prior written permission of Wake Forest. The Company may assign or otherwise transfer this Agreement and the License granted hereby and the rights acquired by it to and only to the assignee or transferee of the Company's entire business or of that part of the Company's business to which the License granted hereby relates; provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. The Company will give Wake Forest thirty (30) days prior notice of such assignment and transfer, and if Wake Forest raises no reasonable objection in writing to such assignment or transfer within fifteen (15) days after Wake Forest receives such notice, then Wake Forest will be deemed to have approved such assignment or transfer so long as the assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. If the Company sells or otherwise transfers its entire business or that part of its business to which the License granted hereby relates and the assignee or transferee does not agree in writing to be bound by the terms and conditions of this Agreement within fifteen (15) days of such sale or transfer, Wake Forest will have the sole right to terminate this License by providing to such transferee or assignee written notice of termination.

13.            Non-Use of Names

               The Company will not use the names of Wake Forest or Chilton in his capacity as an employee of Wake Forest, nor any adaptation thereof, in any advertising, promotional or sales activities without prior written consent obtained from Wake Forest in each separate case, except that the Company may state that it is licensed under one or more of the patents or patent applications within the Patent Rights.

14.            Export Controls

               It is understood that Wake Forest is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by the Company that the Company will not export data or commodities to certain foreign countries without prior approval of such agency. Wake Forest neither represents that a license will not be required nor that, if required, it will be issued.

15.            Payments, Notices and Other Communications

               Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

                Wake Forest:        Beth Fordham-Meier Director,
                                    Technology Transfer and Industry Relations
                                    Wake Forest University School of Medicine
                                    Medical Center Boulevard
                                    Winston-Salem, NC 27157-1023

                With a copy to:     J. Reid Morgan, Esq.
                                    University Counsel
                                    Wake Forest University
                                    P.O. Box 7656
                                    Winston-Salem, NC 27109

               Company:             Pilot Biotechnologies, Inc.
                                    Albert Hall
                                    101 North Chestnut Street
                                    Winston-Salem, NC 27101
                                    Attention: J. Phillips Johnston, President



16.            Miscellaneous Provisions

               16.1 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, U.S.A., except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

               16.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

               16.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

               16.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

               16.5 In any litigation or dispute arising under or relating to this Agreement between the parties hereto, the prevailing party or parties will be entitled to recover its reasonable attorneys fees and litigation costs.

               16.6 This Agreement will be binding and enure to the benefit of the parties hereto and their respective affiliates, and permitted successors and assigns.

               16.7 The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

               16.8 Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

               16.9 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

               16.10 Except for a matter submitted for determination under
Section 2.5(a) or a matter concerning the obligations of the Company under
Section 11, any controversy or dispute arising under this Agreement, including any question regarding the existence, scope, validity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration in the City of Winston-Salem, North Carolina, USA, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association. All arbitration proceedings shall be before a board of three (3) arbitrators who are knowledgeable about biotechnology development and financial matters and the legal, tax and other issues affecting institutions of higher learning, and each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The arbitration proceedings shall be conducted in the English language and any award shall be in United States dollars. The cost of the third arbitrator shall be divided equally between the parties and each party shall pay the costs of the arbitrator selected by it. Any award of the arbitrators shall be final and conclusive on the parties to this Agreement, and judgment upon such award may be entered and enforced in any court having jurisdiction thereof. With the exception of an action brought to enforce the terms of a previous arbitration award, arbitration shall be the sole and exclusive method of resolving disputes between the parties in connection with this Agreement.

               16.11 Either party may seek injunctive or other relief from a court for enforcement of any arbitration award. The prevailing party in any arbitration or other action under this Agreement may seek to recover from the other all costs, including attorney's fees, related to such action.

               IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first set forth above.

WAKE FOREST UNIVERSITY                   PILOT BIOTECHNOLOGIES, INC.



By:  /s/Lawrence D. Smith                 By: /s/ J. Phillips L. Johnston
   --------------------------------          --------------------------------
     Lawrence D. Smith                            J. Phillips L. Johnston
     Associate Dean                               President
     Research Development


DATE: December 11, 1998                   DATE: December 11, 1998


                                       20